                                  EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE

                                  EXHIBIT 11

                MATERIAL SCIENCES CORPORATION AND SUBSIDIARIES
                ----------------------------------------------

                      COMPUTATION OF NET INCOME PER SHARE
                      -----------------------------------

             FOR EACH OF THE FIVE YEARS ENDING FEBRUARY 28 OR 29,
             ----------------------------------------------------
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                            1996         1995         1994         1993         1992
                         -----------  -----------  -----------  -----------  -----------
Net Income               $    11,979  $    16,740  $    11,802  $     7,617  $     7,141
                         ===========  ===========  ===========  ===========  ===========
Weighted average
 shares outstanding
 during the year          15,087,000   14,851,000   14,742,600   13,177,470   11,215,125

Net addition to
 shares outstanding
 under the treasury
 stock options and
 restricted stock            350,054      389,898      315,021      206,130       43,407
                         -----------  -----------  -----------  -----------  -----------
Shares outstanding
 used in computing
 net income per share     15,437,054   15,240,898   15,057,621   13,383,600   11,258,532
                         ===========  ===========  ===========  ===========  ===========

Net income per share     $      0.78  $      1.10  $      0.78  $      0.56  $      0.63
                         ===========  ===========  ===========  ===========  ===========